UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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DEUTSCHE MULTI-MARKET INCOME TRUST
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC

WESTERN INVESTMENT HEDGED PARTNERS L.P.

WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.

ARTHUR D. LIPSON

BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

BENCHMARK PLUS MANAGEMENT, L.L.C.

ROBERT FERGUSON

LYNN D. SCHULTZ

NEIL R. CHELO

MATTHEW S. CROUSE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC, together with the other participants in the solicitation (collectively, the “Western Group”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its nominees and certain business proposals at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of Deutsche Multi-Market Income Trust, a Massachusetts business trust (the “Fund”).

On or about August 23, 2016, the Western Group mailed its definitive proxy statement, its accompanying GOLD proxy card and the following letter to the Fund’s shareholders:

WESTERN INVESTMENT LLC

P.O. Box 71279

Salt Lake City, UT 84171

KMM Shareholders to DEUTSCHE:

Give us our money now, don’t make us wait over two years

KMM Shareholders Should be Treated Fairly and Receive

Their Liquidating Distribution by November 11, 2016

deutsche bank greed versus fair treatment of shareholders

Is KMM’s Manager, Deutsche Investment Management, the Worst Closed-End Fund Manager Ever?

VOTE THE GOLD PROXY CARD TODAY TO DECLASSIFY THE BOARD AND TO ELECT TRUSTEES WHO ARE COMMITTED TO REPRESENTING YOUR BEST INTERESTS

August 23, 2016

Dear Fellow KMM Shareholder:

Western Investment LLC (“Western Investment”), together with certain affiliates and other members of its group (collectively “Western” “we” or “us”), beneficially owns over 5% of the outstanding shares of common stock of Deutsche Multi-Market Income Trust (“KMM”) and are long-term investors in KMM. We are investors specializing in investing in closed-end funds and are dedicated to maximizing value for the shareholders of KMM, its true owners. In addition to our investment in KMM, we have held large positions in many other funds managed or controlled by Deutsche Investment Management Americas Inc. (“DIM”), a subsidiary of Deutsche Bank AG, the German banking conglomerate (“Deutsche Bank” and collectively with DIM and its other affiliates, “Deutsche”).

The Planned Termination of KMM Should be Accelerated to Occur by November 11, 2016

Deutsche recently announced that Deutsche High Income Trust (“KHI”), another Deutsche-managed fund, would be terminated, by making a liquidating distribution by November 30, 2016, which it later accelerated to on or about November 11, 2016. Shortly thereafter, Deutsche also announced the termination of its final domestic taxable closed-end funds, KMM and Deutsche Strategic Income Trust (“KST”), by making a liquidating distribution by December 31, 2018. In our opinion, however, this timeframe is way too long and should be accelerated. As the Board demonstrated with KHI, there is no reason to wait over two years. The time to liquidate is now! The over two year delay in liquidating KMM does not make any sense to us, and we see absolutely no justification for this extremely long and drawn-out timeline. We believe that once the KMM Board of Trustees (the “Board”) made the decision to terminate KMM, it became incumbent upon the Board to move promptly to effect such liquidation. This significant delay forces KMM shareholders to wait to receive the full net asset value of KMM and requires them to pay over two more years’ worth of management fees to Deutsche. Is this the reason for the delay? We believe that the most prudent action for the Board to take, given Deutsche’s severe financial deterioration, and consistent with their fiduciary duties, is to terminate KMM and make the liquidating distributions to shareholders by November 11, 2016.

Deutsche and the Board Have a Long History of Failure and Blocking Legitimate Shareholder Actions

Unfortunately, we have years of experience with Deutsche and their shareholder-unfriendly actions. In 2008 and 2010 we ran proxy contests at several Deutsche-managed closed-end funds and shareholders voted against the Deutsche recommendations in overwhelming numbers in those contests, with our nominees winning the vast majority of the votes cast at the annual meetings. Despite these victories, the incumbent trustees remained in place due to legal technicalities and blocking tactics employed by Deutsche. In October 2010 we won a huge victory and entered into a settlement agreement with DIM in which it agreed to open-end two funds and conduct 25% tender offers in two others. In exchange for these shareholder-friendly changes, we were subject to certain standstill restrictions, which have now expired. We had hoped that Deutsche would have changed its ways and began to adhere to recognized standards of corporate governance and respect shareholder democracy, but unfortunately it has not. Deutsche and KMM’s Board continue to use disgraceful impediments to legitimate shareholder action and work to decrease board accountability, in a desperate effort to silence shareholders’ voices.

We have engaged with the Board and KMM management in an effort to work constructively to address these issues, however, the Board and management team have been largely unresponsive and appear more focused on self-preservation than on what is best for KMM shareholders. Therefore, in an effort to end the erosion of shareholder value and give a voice back to KMM shareholders, we are seeking your support to reconstitute the Board to finally usher in the change that is necessary. We are seeking your support on the GOLD proxy card FOR the election of our four highly-qualified, independent nominees and FOR our proposal to declassify the Board, each at KMM’s annual meeting of shareholders, scheduled for September 30, 2016. Our nominees are committed to improving board accountability to shareholders and taking the steps that are necessary in order to maximize value for KMM’s shareholders in 2016.

As one of KMM’s largest shareholders, our interests are directly aligned with those of all KMM shareholders. Given the long track record of poor performance and abysmal corporate governance, there is absolutely no reason to believe that change will happen on its own under the incumbent Board. We, as shareholders of KMM, must take action to make positive change happen. Vote to elect our nominees on the GOLD proxy card to ensure that shareholder interests are appropriately represented in the boardroom and that the Board takes the necessary steps to help KMM’s shareholders realize the true value of their investment NOW.

WHY CHANGE IS NEEDED:

➢	Deutsche is treating KMM shareholders badly by delaying the liquidation of KMM by over two years, as opposed to KHI, which Deutsche committed to liquidate by November 11, 2016. KMM SHAREHOLDERS SHOULD NOT HAVE TO WAIT!
➢	Deutsche’s domestic taxable closed-end funds have a history of poor performance and persistent discounts – Deutsche’s recent severe financial troubles may negatively impact DIM’s ability to manage KMM and its many other funds.
➢	Deutsche has a notorious history of engaging in questionable tactics designed to silence dissidents and blocking attempts by shareholders to exercise their rights, which tactics have been publicly criticized by the former Director of the SEC’s Division of Investment Management.
➢	The KMM Board is far too beholden to Deutsche due to their service on 100+ Deutsche-managed funds and their compensation from Deutsche which can reach up to $375,000.

DEUTSCHE BANK – WORLD’S MOST DANGEROUS BANK

According to various news sources, Deutsche Bank is suffering financially and is undergoing a major restructuring, which has garnered it the title of “World’s Most Dangerous Bank.”1 Such reports indicate that cost-cutting efforts by Deutsche Bank may intensify and that more jobs may need to be cut. Western is concerned that Deutsche Bank’s severe financial troubles have caused the market to question the bank’s viability and that this may have a severe negative impact on DIM and its ability to manage KMM and its many other funds. The Board has a fiduciary obligation to its shareholders, and if the troubles plaguing Deutsche Bank will lead to further destruction of value for shareholders then it is incumbent upon the Board to take the necessary action to avoid this negative impact. What possible justification is there to wait over two years to liquidate KMM and KST, when the same board members voted to liquidate KHI by on or about November 11th of this year?

DEUTSCHE HAS LOST (OR ANNOUNCED THE LOSS OF) ALL OF THE DOMESTIC TAXABLE CLOSED-END FUNDS IT HAS MANAGED

On January 1, 2010 Deutsche was the manager of 9 domestic taxable closed-end funds. One by one, shareholder actions caused each Deutsche-managed fund to be open-ended or approved for liquidation, culminating with the announced liquidations of KMM and KST (albeit we have to wait over two years). We believe this record of failure is unparalleled in the domestic taxable closed-end fund industry, and by their failures may lead one to conclude that Deutsche is the worst closed-end fund manager ever. We believe Deutsche and the KMM Board should put KMM shareholders out of our misery and terminate KMM and provide for a liquidating distribution by November 11, 2016.

Deutsche and the Board Have a Notorious Track Record of Erecting Roadblocks to Prevent Shareholders from Exercising their Rights

It’s Time That KMM Shareholders Teach Deutsche a Lesson in Shareholder Democracy!

Deutsche and the domestic taxable closed-end funds that it manages have a long and troubled history of working to undermine dissident shareholders, erecting significant roadblocks to prevent shareholders from exercising their rights, and even ignoring the clear will of shareholders who vote at annual meetings. A few examples can be found in the attached Annex. The members of the KMM Board have time and time again acted in an undemocratic manner at KMM and other Deutsche-managed closed-end funds. Our proposal to declassify the Board, if approved by shareholders and not ignored by the Board, would be an important first step to moving KMM in the direction of proper corporate governance and will allow more productive shareholder engagement and increased trustee accountability. However, more remains to be done and we believe that it is absolutely necessary that the Board be reconstituted with individuals, such as our Nominees, dedicated to seeking paths to enhance shareholder value.

KMM has a History of Poor Performance and Deep NAV Discount

According to KMM’s most recently filed annual report, KMM’s shares have consistently traded at a discount to its per share NAV. During fiscal 2015 KMM’s discount widened from 10.2% at the beginning of the year to 17.0% at the end, while KMM’s own selected peer group averaged a 6.8% discount at the beginning of the same period and an 11.7% discount at the end. KMM’s discount has consistently been deeper than its peers and its largest discount in the past five years, on September 29, 2015, was an abysmal 17.76%. KMM has traded at a discount every day since October 3, 2013 and in calendar 2015, the average discount was 13.64%. DIM has also overseen significant losses in KMM and in many of its other domestic taxable closed-end funds. For the period starting April 19, 2013 and ending July 29, 2016, KMM’s share price has plummeted from $11.97 to $8.60, which constitutes a -28.15% return (-8.67% with dividends reinvested).

1 See the following article, Deutsche Bank: World’s Most Dangerous Bank?, from BBC.com: http://www.bbc.com/news/business-36723034.

The Board should be taking all steps necessary to reduce the discount and to improve the fund’s performance or to otherwise take action to give value back to shareholders. However, the Board appears to be doing little to improve the situation. Due to shareholder pressures, all Deutsche-managed domestic taxable closed-end funds have, or are scheduled to be, liquidated or converted into open-end funds. But we ask: why delay the liquidation of KMM and KST to the end of 2018? We think that KMM should be liquidated in the same timeframe as KHI. Why wait?

The Members of the KMM Board Receive up to $375,000 from Service on Boards of over 100 Deutsche-Managed Funds and May Be Too Beholden to Deutsche to be Truly Independent

According to KMM’s proxy statement, the incumbent “independent” trustees of KMM all serve as trustee or director of over 100 funds in the Deutsche fund complex and they collect an amount ranging from $275,000 to $375,000 in annual fees for their service on such boards. We question whether service on so many funds in the same fund complex is in the best interests of KMM’s shareholders and whether this arrangement may have an impact on their independent judgment as trustees of KMM. Consider the inherent conflicts of interest that could arise as a result of serving on the board of so many Deutsche registered investment companies and as a result of these lucrative compensation arrangements. Is this the true reason the board has decided to delay the termination of KMM? If Western’s nominees are elected to the KMM and KST boards they will be entitled to compensation for serving on only these two boards, however, they will not serve on the other 100+ Deutsche-managed boards that the incumbent trustees serve on and therefore would not be beholden to Deutsche, but rather truly independent.

Our Nominees are Committed to Board Accountability and Enhancing Shareholder Value

Our four highly-qualified nominees, Arthur D. Lipson, Robert Ferguson, Matthew S. Crouse and Neil R. Chelo, represent a fresh start for KMM’s shareholders and will bring a much needed shareholder-perspective into the boardroom. Our nominees bring many years of experience investing in closed-end funds and have the interests of KMM shareholders in mind. They are committed to establishing a culture of accountability and will fully and fairly evaluate all opportunities to maximize shareholder value.

_______________________

VOTE FOR CHANGE AND PROTECT YOUR INVESTMENT!

PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY

It is up to us, the shareholders of KMM, to take control of this fund and choose the best individuals to represent OUR interests. Protect the value of your investment and vote for change on the GOLD proxy card at the Annual Meeting on September 30, 2016. We look forward to your support at the Annual Meeting.

Best Regards,

Arthur D. Lipson
Western Investment, LLC

If you have any questions, or require assistance with your vote, please contact our proxy solicitor:

If you have any questions, require assistance in voting your GOLD proxy card,

or need additional copies of Western’s proxy materials,

please contact InvestorCom at the phone numbers listed below.

65 Locust Avenue, Suite 302

New Canaan, CT  06840

Shareholders call toll free at (877) 972-0090

Banks and Brokers may call collect at (203) 972-9300

You may also contact Western via email at

info@fixmyfund.com

Annex

Deutsche and the KMM Board Have a Notorious Track Record

of Erecting Roadblocks to Prevent Shareholders from Exercising their Rights

Deutsche and the domestic taxable closed-end funds that it manages have a long and troubled history of working to silence shareholders. They have erected significant roadblocks, violating accepted good governance standards, to prevent shareholders from exercising their rights, and even ignored the clear will of shareholders who vote at annual meetings. Furthermore, these undemocratic efforts have wasted shareholders’ own assets.

Below are some examples of the poor corporate governance at Deutsche-managed funds:

➢	Classified Board Structure – The KMM Board is currently divided into three classes serving staggered three-year terms. By shielding the majority of the members on a classified board from election at a given annual meeting, classified boards unfairly limit accountability to shareholders. Annual elections are now the standard for corporate governance best practices and are recommended by leading proxy advisors, Institutional Shareholder Services (ISS) and Glass Lewis. The trend over the past several years has been moving away from classified boards, with nearly 90% of the S&P 500 electing all directors annually.[2]

2 According to information from FactSet Research Systems, Inc.

➢	Majority of Outstanding Shares Requirement – The KMM Board has in place a requirement that trustees must be elected by a majority of shares outstanding, rather than a majority of votes cast. This tactic has been criticized by Mr. Andrew Donohue, the former Director of the SEC’s Division of Investment Management and now the SEC’s Chief of Staff, as an entrenchment device. This standard makes the election of any trustee nearly impossible in a contested election and has enabled Deutsche-managed funds to permit their losing incumbents to remain in office following contested elections against Western nominees, despite the fact that Western’s nominees received the vast majority of votes at the meeting. In a contested election, where votes are divided, it is extremely difficult to meet the majority of outstanding votes requirement given the low numbers of votes historically cast at Deutsche-managed closed-end funds, and we believe this standard is designed to ensure contested elections fail.
➢	Failing to Hold Annual Meetings – Another blocking tactic criticized by the SEC’s Mr. Donohue, but employed by Deutsche-managed closed-end funds, is delaying or failing to hold annual meetings. DWS Enhanced Commodity Strategy Fund, Inc. (“GCS”) refused to hold an annual meeting in 2009 after a failed vote by shareholders in 2008 because if it had two consecutive failed elections under then-current law, a shareholder could have petitioned for GCS’s dissolution. It took a lawsuit by Western to force GCS to hold its annual meeting in 2010.
➢	Opting Into the Maryland Control Share Act – The Boards of multiple Deutsche-managed funds have opted into the Maryland control share act (the “Act”). The Act is a thoroughly discredited limitation on the right of shareholders to have their votes counted at the Annual Meeting. Again, the SEC’s Mr. Donohue, severely criticized this behavior and said the Act “may be inconsistent with federal law and not in the best interest of the fund and its shareholders.”
➢	Aggressively Seeking to Exclude Proposals – Recently, DIM and KMM have fought aggressively to prevent us from submitting our proposal to declassify the Board. KMM submitted not one, but two, no-action request letters to the SEC arguing that our proposal and supporting statement should be excluded. Twice the SEC staff responded to KMM by saying that they were unable to concur with KMM’s views. Therefore, despite KMM’s efforts, it was forced to include our important shareholder proposal in its proxy materials.
➢	Refusing to Provide Shareholder List – Deutsche and KMM have also failed to provide a shareholders list to Western to permit Western to mail its proxy statement and proxy card to shareholders in connection with this Annual Meeting. Despite Western’s written request for a shareholder list to communicate with shareholders in connection with the Annual Meeting, Deutsche and KMM have used legal technicalities to justify their refusal to provide such lists. This is a clear example of how the Board is working to block shareholder democracy.
➢	Failing to Recognize Votes Cast at Meetings – The boards of Deutsche-managed funds have a history of failing to recognize votes cast at meetings. In addition to hiding behind its majority of shares outstanding requirement for the election of trustees, it has also ignored shareholder proposals that were approved by shareholders at annual meetings. At the 2010 annual meeting of Deutsche High Income Opportunities Fund Inc. (“DHG”), a quorum was present and Western’s proposal to declassify the board was approved by shareholders, receiving 68% of the votes cast at the meeting, however, the DHG board, which included all of the current trustees on the current KMM Board, never took action to implement this clear shareholder mandate.